Exhibit 99


Cascade Financial Corporation                   The Cereghino Group
Contacts: Carol K. Nelson, CEO                  Corporate Investor Relations
          Lars Johnson, CFO                     www.stockvalues.com
          425.339.5500                          206.762.0993
          www.cascadebank.com
                                                 NEWS RELEASE
===============================================================================
               CASCADE FINANCIAL'S FIRST QUARTER PROFITS UP 19%;
                         STRONG LOAN GROWTH CONTINUES

Everett, WA - April 19, 2005 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported that net income grew 19% in the first quarter of 2005. Revenues increased 23% from a year ago, while loan and deposit generation remained strong. Net income was $3.1 million in the quarter ended March 31, 2005, with earnings growing to $0.31 per diluted share, compared to $2.6 million, or $0.30 per diluted share in the first quarter of 2004.

Earnings per share are adjusted to reflect the issuance of 1.26 million shares of common stock as part of the consideration for acquiring Issaquah Bancshares, the parent company of Issaquah Bank, in June of last year. While the acquisition added $101 million in loans and $106 million in deposits, organic growth has also been very strong. In the first quarter of 2005, Cascade generated $39 million in new loans, reflecting a 40% increase since March 31, 2004, and 19% annualized growth.

First Quarter Highlights
------------------------

* Net income increased 19% over first quarter 2004.
* Net interest income grew 20%, other income increased 39%.
* Revenues advanced 23% to $10.4 million.
* Return on tangible equity improved to 17.6% and return on equity was 12.8%.
* Total loans grew 40% from a year ago and 19% on an annualized basis, with a focus on higher-yielding commercial credits.
* Total assets increased 28% to $1.1 billion compared to $897 million a year ago.
* Credit quality remained strong, with nonperforming loans dropping to 0.09% of total loans at quarter-end.
* Total deposits increased 34% with checking deposits growing 73%.
* Checking service fees grew considerably, while gains on the sale of loans and securities dropped substantially.

"Loan demand remains strong, particularly business, commercial real estate and construction lending," stated Carol K. Nelson, President and CEO. "Loans have grown 40% in the last year, with the large majority being generated internally. Growing checking deposits by 73% has helped fund our growth, as well as mitigate the impact of rising short-term rates. We are carrying that momentum forward. Our higher-yielding, largely adjustable-rate loan portfolio and focus on gathering core deposits positions us for continued success as interest rates continue to rise."

Operating Results
-----------------

"A continued focus on fundamentals contributed to our top-line growth," Nelson said. "Net interest income increased by $1.5 million, reflecting our larger asset base and the on-going shift to higher-yielding credits in our loan portfolio. We also posted 39% noninterest income growth with minimal asset sales due to growth in checking fees. Gains on sale of loans, securities and real estate were just $75,000 in the quarter, compared to $407,000 a year ago. Checking fees, meanwhile, grew to $776,000, from $440,000 in the first quarter last year. Growing core deposits, and the fees associated with them, remain a key part of our strategy."

Revenues grew 23% in the first quarter to $10.4 million, from $8.5 million a year ago, with net interest income and noninterest income, the two components of revenue, both growing significantly. Net interest income grew 20% to $8.8 million, compared to $7.3 million in the first quarter of 2004, while other income increased to $1.6 million, from $1.2 million last year.

Largely due to the additional costs associated with operating the two Issaquah Bank branches and Cascade's new Snohomish branch, other operating expenses increased 24% to $5.6 million in the quarter, compared to $4.5 million in the first quarter of last year. "Operating expenses for the balance of 2005 will also be impacted by higher marketing expenses as we roll out a new sales campaign designed to increase checking accounts," Nelson said.

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Cascade Financial - 1Q05 Profits Up 19%
April 19, 2005
Page Two
Balance Sheet Management

Total loans increased 40% in the last year to $845 million, compared to $605 million at March 31, 2004, and $807 million at year-end 2004. The three components of the commercial loan portfolio showed dramatic growth in the last year. Commercial real estate loans more than doubled, real estate construction loans grew 67%, and business loans grew 40%. As a result, total commercial loans grew by 64% to $616 million, and now represent 73% of total loans, compared to 62% a year ago. Multifamily loans showed minimal growth, while consumer and residential loans both declined slightly.

"The majority of our growth has been internally generated, although the acquisition of Issaquah contributed to our increase in total loans and the shift in our portfolio mix," Nelson said. "The same can be said of our funding sources, as we have continued to gather core deposits in addition to the $106 million acquired in the Issaquah transaction. In the first quarter of 2005 alone, total deposits increased by $60 million, although roughly half of those deposits are from one trust account, and will likely be in the bank for only a short while."

Over the last year, deposits grew 34% to $782 million, compared to $584 million at the end of March 2004. Checking balances have grown by 73% and savings and money market accounts have grown by 37%. Although time deposits have grown by $95 million in the past twelve months, they now represent 60% of total deposits, down from 64% at the end of the first quarter last year.

"Our ongoing efforts to shift our asset mix toward commercial loans have given us the portfolio of a profitable community commercial bank," Nelson said. "We remain focused on minimizing our reliance on time deposits, and our new High Performance Checking Program is a key component of that strategy."

Stockholders' equity has increased by 45% to $97 million, compared to $67 million at the end of the first quarter last year, largely due to the issuance of stock associated with the Issaquah Bancshares acquisition. Book value per share was $10.12 at quarter-end, compared to $8.05 at March 31, 2004. Due to the creation of intangible assets in connection with the acquisition, tangible book value was $7.38 at the end of the first quarter, compared to $8.05 a year ago. During the quarter, the corporation repurchased 42,000 shares of its stock to offset the exercise of stock options.

Net Interest Margin & Interest Rate Risk
----------------------------------------

The net interest margin declined to 3.34%, versus 3.40% a year ago. On a linked-quarter basis, the yield on earning assets increased 8 basis points to 5.97% for the quarter ended March 31, 2005, while the cost of interest-bearing liabilities rose 18 basis points to 2.94%.

"Pricing competition remains fierce on both sides of the balance sheet against the backdrop of rising short-term rates," said Lars Johnson, EVP and CFO. "The purchase of $5 million of Bank Owned Life Insurance reduced the margin by 2 basis points. The net interest margin was also impacted by the termination of two interest rates swaps totaling $50 million. We entered into the swaps in the third quarter last year to mitigate our exposure to rising rates, and in March, our overall risk exposure had declined to a point where we could terminate these hedges." The rates paid on the swaps exceeded the rate received by an average of 140 basis points as of March 2, 2005.

"In the second quarter, the benefits of terminating the interest rate swaps, growing checking deposits, and the maturity of high-coupon FHLB advances should enhance our margin," Johnson added. "However those enhancements may be offset by the increased competition for deposits as short term rates continue to rise. We anticipate the net interest margin will be in the range of 3.30% - 3.50%."

Asset Quality
-------------

"We have done an excellent job of managing credit risk while growing the commercial loan portfolio significantly and shifting our loan mix," Nelson said. "Credit quality remains strong, with nonperforming loans improving from a year ago, when the numbers were still very good."

At quarter-end, nonperforming loans (NPLs) were $767,000, down from $1.5 million a year ago. NPLs were 0.09% of total loans at March 31, 2005, compared to 0.25% of loans a year prior. Net charge-offs were $127,000 in the quarter, compared to $14,000 in the first quarter last year.

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Cascade Financial - 1Q05 Profits Up 19%
April 19, 2005
Page Three

"Our provision for loan losses was $245,000 in the quarter, nearly double net charge-offs," Johnson said. "Although our credit quality remains strong, our portfolio has grown considerably in the past year. We will continue to evaluate the allowance for loan losses on a quarter-by-quarter basis, but we are comfortable with our coverage at this time." Cascade's allowance for loan losses was $9.7 million at quarter-end, or 1.15% of total loans and well in excess of nonperforming loans.

Performance Measures
--------------------

Cascade's return on tangible equity (ROTE) improved to 17.6% in the first quarter, compared to 15.8% a year ago. Management uses ROTE, a non-GAAP performance measure, to eliminate the goodwill created by the merger, and believes that this provides a more consistent comparison with pre-merger performance. Return on GAAP equity (ROE) was 12.8% in the quarter, compared to 15.8% a year ago. Return on assets (ROA) was 1.10%, compared to 1.16% in the first quarter of 2004. The efficiency ratio was 53.5% in the quarter ended March 31, 2005, versus 52.8% a year earlier.

Conference Call
---------------

Carol Nelson and Lars Johnson will host a conference call on Wednesday, April 20, at 10:00 am PDT (1:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2140 to participate in the live call. A telephone replay of the call will be available for three weeks at (303) 590-3000, using passcode 11027152#.

About Cascade Financial
-----------------------

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 16 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue and Snohomish. Issaquah Bank, a division of Cascade Bank, operates offices in Issaquah and North Bend. Cascade will open its newest branch in the Silver Lake neighborhood of Everett in May 2005.

In July 2004, US Banker magazine ranked Cascade #39 out of the Top 200 Publicly Traded Community Banks with less than $1 billion in assets, based on three-year average return on equity. In October, the same publication named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking. In March 2005, The Snohomish County Business Journal named Nelson the 2005 Executive of the Year.





This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP"). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade's management uses these non-GAAP measures in its analysis of the company's performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders' equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation, as they provide a method to assess management's success in utilizing the company's tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.


Safe Harbor Statement
---------------------

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade's products and services, including the ability to attract low-cost deposits and commercial loans, the continued successful integration of Issaquah Bank, maintaining asset quality, management's ability to minimize interest rate exposure and the impact of interest rate movements on the net interest margin, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.


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Cascade Financial - 1Q05 Profits Up 19%
April 19, 2005
Page Four



CONSOLIDATED FINANCIAL HIGHLIGHTS
---------------------------------
INCOME STATEMENT                                    Three Months Ended
(Dollars in thousands except           March 31,        December 31,       March 31,      Annual
  per share amounts)                     2005              2004              2004         Change
                                       ---------    ------------------     ---------      ------
                                      (Unaudited)       (Unaudited)       (Unaudited)
Interest income                       $   15,600        $   15,093        $   12,609        23.7%
Interest expense                           6,826             6,395             5,307        28.6%
                                       ---------         ---------         ---------
Net interest income                        8,774             8,698             7,302        20.2%
Provision for loan losses                    245               150               225         8.9%
                                       ---------         ---------         ---------
Net interest income after provision        8,529             8,548             7,077        20.5%
Other income
   Gain on sale of loans                      30                29                62       -51.6%
   Gain on sale of securities                 12                 -               269       -95.5%
   Checking fees                             776               555               440        76.4%
   Other service fees                        212               197               142        49.3%
   BOLI                                      188               165               134        40.3%
   Gain/(loss) on sale of real estate         33               (17)               76       -56.6%
   Other non-interest income                 349               239                30      1063.3%
                                       ---------         ---------         ---------
Total other income                         1,600             1,168             1,153        38.8%

Total income                              10,129             9,716             8,230        23.1%

Compensation expense                       3,159             3,094             2,632        20.0%
Other operating expenses                   2,394             2,451             1,809        32.3%
FHLB advance prepayment fees                   -                 -                26      -100.0%
                                       ---------         ---------         ---------
Total other expense                        5,553             5,545             4,467        24.3%
                                       ---------         ---------         ---------
Net income before tax                      4,576             4,171             3,763        21.6%
Income tax expense                         1,505             1,347             1,189        26.6%
                                       ---------         ---------         ---------

Net earnings                          $    3,071        $    2,824        $    2,574        19.3%
                                       =========         =========         =========

EARNINGS PER SHARE INFORMATION
------------------------------
Earnings per share, basic             $     0.32        $     0.30        $     0.31         2.8%
Earnings per share, diluted                 0.31              0.29              0.30         4.1%
Weighted average number of
 shares outstanding:
   Basic                               9,574,296         9,560,593         8,250,880
   Diluted                             9,874,799         9,869,402         8,619,193

PERFORMANCE MEASURES
--------------------
Return on equity                          12.82%            11.90%            15.79%
Return on tangible equity                 17.58%            16.40%            15.79%
Return on average assets                   1.10%             1.04%             1.16%
Efficiency ratio                          53.53%            56.20%            52.83%
Net interest margin                        3.34%             3.41%             3.40%


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Cascade Financial - 1Q05 Profits Up 19%
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Page Five



BALANCE SHEET                                   March 31, 2005     December 31, 2004     March 31, 2004    Annual
-------------                                     (Unaudited)          (Unaudited)        (Unaudited)      Change
(Dollars in thousands except                    --------------     -----------------     --------------    ------
 per share amounts)
Cash and due from banks                           $   15,962          $   11,692         $    8,076         97.6%
Interest bearing deposits                                 44               1,337              9,008        -99.5%
Securities
   Securities held-to-maturity                        95,311              91,339             87,267          9.2%
   Securities available-for-sale                     135,401             124,276            169,393        -20.1%
                                                   ---------           ---------          ---------
Total securities                                     230,712             215,615            256,660        -10.1%
Loans
   Business                                          301,085             292,117            214,816         40.2%
   Real estate construction                          125,275             107,431             75,070         66.9%
   Commercial real estate                            189,218             178,704             85,534        121.2%
   Multifamily                                        94,623              92,372             92,380          2.4%
   Home equity/consumer                               30,133              30,125             31,250         -3.6%
   Residential                                       105,009             105,975            106,355         -1.3%
                                                   ---------           ---------          ---------
   Total loans                                       845,343             806,724            605,405         39.6%
   Deferred loan fees                                 (2,873)             (2,695)            (2,123)        35.3%
   Loan loss reserve                                  (9,681)             (9,563)            (7,922)        22.2%
                                                   ---------           ---------          ---------
Loans, net                                           832,789             794,466            595,360         39.9%
Premises and equipment, net                           12,720              12,824              8,649         47.1%
Real estate owned                                        256                 868              1,000        -74.4%
Bank owned life insurance                             16,814              16,650             11,277         49.1%
Other assets                                           8,672               9,211              7,323         18.4%
Goodwill and intangibles                              26,217              26,292                  -          NA
                                                   ---------           ---------          ---------
Total assets                                      $1,144,186          $1,088,955         $  897,353         27.5%
                                                   =========           =========          =========
Deposits
   Checking accounts                                 115,577             112,564             66,953         72.6%
   Money market and savings accounts                 200,382             172,584            146,167         37.1%
   Certificates of deposit                           465,838             436,760            370,869         25.6%
                                                   ---------           ---------          ---------
Total deposits                                       781,797             721,908            583,989         33.9%
FHLB advances                                        221,000             228,000            190,000         16.3%
Securities sold under repurchase agreement            20,869              20,902             38,034        -45.1%
Jr. subordinated deb. (TPS)                           15,302              15,454             10,213         49.8%
Accrued interest and other liabilities                 8,422               6,441              8,545         -1.4%
                                                   ---------           ---------          ---------
Total liabilities                                  1,047,390             992,705            830,781         26.1%

Stockholders' equity
   Common stock & paid in capital                     37,677              37,422             12,155        210.0%
   Retained earnings                                  61,464              59,975             54,104         13.6%
   Accumulated other comprehensive income (loss)      (2,345)             (1,147)               313       -849.2%
                                                   ---------           ---------          ---------
Total stockholders' equity                            96,796              96,250             66,572         45.4%

Total liabilities and equity                      $1,144,186          $1,088,955         $  897,353         27.5%
                                                   =========           =========          =========

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Cascade Financial - 1Q05 Profits Up 19%
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Page Six



ADDITIONAL INFORMATION                          March 31, 2005     December 31, 2004     March 31, 2004
----------------------                            (Unaudited)          (Unaudited)        (Unaudited)
(Dollars in thousands except                    --------------     -----------------     --------------
 per share amounts)
Book value per common share                       $    10.12          $    10.07         $     8.05
Common stock outstanding                           9,566,844           9,559,822          8,266,432
Capital/asset ratio (Tier 1, inc.
  Jr. subordinated deb.)                                7.68%               8.04%              8.56%
Average assets                                    $1,117,880          $1,083,470         $  883,796
Average earning assets                             1,052,860           1,020,513            858,792
Average equity                                        96,148              94,806             65,217
Average tangible equity                               69,913              68,896             65,217
Cash dividend per share                           $     0.08          $     0.08         $     0.07

Total equity                                      $   96,796          $   96,250         $   66,572
Less: goodwill and intangibles                        26,217              26,252                  -
Tangible equity                                   $   70,579          $   69,998         $   66,572

Tangible book value per share                     $     7.38          $     7.32         $     8.05
Tangible cap/asset ratio (ex. Jr.
  subordinated deb.)                                    6.31%               6.59%              7.42%


                                                March 31, 2005     December 31, 2004     March 31, 2004
                                                  (Unaudited)          (Unaudited)        (Unaudited)
ASSET QUALITY                                   --------------     -----------------     --------------
-------------
Nonperforming loans                               $      767          $      532         $    1,521
Nonperforming loans/total loans                         0.09%               0.07%              0.25%
Net loan charge-offs (ytd)                        $      127          $      218         $       14
Net loan charge-offs/total loans                        0.02%               0.03%              0.00%
Allowance for loan losses                         $    9,681          $    9,563         $    7,922
Allowance for loan losses/NPLs                          1262%               1798%               521%
Allowance for loan losses/total loans                   1.15%               1.19%              1.31%
Real estate owned                                 $      256          $      868         $    1,000
Nonperforming asset/total assets                        0.09%               0.13%              0.28%



                                     -0-


Note:  Transmitted on Business Wire on April 19, 2005 at 1:00 p.m. PDT.